(TouchStone Software Corporation Letterhead)


                                                                    July 8, 1999

Dear Shareholder:

         First of all, I would like to pass along a sincere thank you to each of our valued shareholders. I know that it has been an interesting path that we have all been traveling on, and I appreciate the continued support and faith that you have displayed during my brief, yet active tenure with TouchStone Software Corporation.

         The last two quarters can be summarized by transition, re-organization and progress. The acquisition of Unicore Software, Inc. allowed us to broaden our position in the desktop utilities market, expand sales into the OEM, direct and E-commerce market channels, reduce operating expenses aggressively and commence development of new products. This exemplifies our renewed commitment to the TouchStone mission - to become a leading developer of innovative software designed to help individuals use complex technologies.

FINANCIAL

         TouchStone's recent financial recovery was assisted by the continued strong sales from Unicore and overall reduction of operating expenses as a result of the restructure. Apart from the costs associated with the acquisition, the first quarter marked a turning point with a lower than anticipated loss per share, even though only one month of Unicore sales were reflected in the income statement. As we move forward, sales will grow in North America and Europe and expenses will be closely monitored.

EXPANDING SALES CHANNELS

         TouchStone began to aggressively take advantage of over ten years of OEM and direct sales experience provided by the acquisition of Unicore. The partnership with Digital River has enhanced our sales presence and activities over the Internet via E-commerce. Simplifying the ordering process and improving customer service and sales support will help build on-line sales of TouchStone products. We have also met with our major retailers to discuss how we can improve our retail presence and sales. Prudent spending of funds under a sound marketing plan, combined with new releases of our respected products, will help maintain and build TouchStone's competitiveness in the retail channel.

PRODUCTS

         In the past, innovative product development has been a cornerstone of the Company. We intend to re-establish the CheckIt brand of products as a leader in diagnostic software, and engineers in Europe and the U.S. will spearhead this effort. Our new releases in the future will include CheckIt 2000, CheckIt 7.0 Factory Edition and FastMove 2000 NT. We will continue to enhance our present TouchStone and Unicore products with the latest technology developments and upgrades, and acquire other software titles in the market which complement and build our business.


         We have a talented team of focused employees prepared to propel TouchStone into a leadership role in the utility and diagnostic software market, to meet our customers's needs and to re-fresh shareholder interest in our Company.

         Once again, thanks to all of our loyal shareholders!


Sincerely,

/s/Pierre A. Narath
-------------------
Pierre A. Narath
President and CEO
TouchStone Software Corporation

                         TOUCHSTONE SOFTWARE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 30, 1999

         NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of TouchStone Software Corporation (the "Company") will he held on July 30, 1999 at 10:00 a.m., local time, at the Ipswich Country Club, 148 Country Club Way, Ipswich, MA 01938 to act on the following matters:

1. To elect four directors of the Company to serve until the next Annual meeting or the election of their successors.

2. To consider and vote upon a proposal to approve the issuance of 3,350,000 shares of the Company's Common Stock as payment of the balance of the purchase price payable by the Company in connection with the Company's March 8, 1999 acquisition of Unicore Software, Inc.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     These matters are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on June 22, 1999 are entitled to notice of and to vote at the Annual Meeting.

     The Company's Board of Directors has unanimously recommended that the stockholders of the Company vote FOR the election of each of the director nominees identified in the Proxy Statement, and FOR the approval of the proposal to issue shares of the Company's Common Stock as payment of the balance of the Unicore purchase price.


                                          By Order of the Board of Directors

                                          Larry W. Dingus,
                                          Chairman of the Board of Directors

North Andover, MA
July 8, 1999






--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

     All Stockholders are cordially invited to attend in person. However, to ensure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. If you attend the meeting, you may vote in person even if you have previously returned a proxy.
--------------------------------------------------------------------------------

                         TOUCHSTONE SOFTWARE CORPORATION

                                 PROXY STATEMENT
                       1999 ANNUAL MEETING OF STOCKHOLDERS

General

     The enclosed proxy is solicited on behalf of the Board of Directors of TouchStone Software Corporation (the "Company" or "TouchStone") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on July 30, 1999, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for purposes set forth herein. The Annual Meeting will be held at the Ipswich Country Club, 148 Country Club Way, Ipswich, MA 01938.

     The Company's telephone number is (978) 686-6468. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about July 8, 1999.

Proxies

     If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. The enclosed proxy is solicited by the Company's Board of Directors, (the "Board of Directors" or the "Board") and, when the proxy card is returned properly completed, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted "FOR" the election of all four nominee directors specified herein and "FOR" approval of the issuance of 3,350,000 shares of the Company's Common Stock as payment of the balance of the purchase price for the acquisition of Unicore Software, Inc. ("Unicore"), and will be voted in the proxy holders' discretion as to other matters that may properly come before the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) delivering to the Company at the Company's principal executive office, 1538 Turnpike Street, North Andover, MA, 01845, Attention: Chief Financial Officer, a written notice of revocation or duly executed proxy bearing a later date, or (ii) attending the Annual Meeting and voting in person.

     The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees in person or by telephone or facsimile. No additional compensation will be paid to directors, officers or other regular employees for such services. The Company may engage Beacon Hill Partners to assist in proxy solicitation at a cost not to exceed $10,000 plus out-of-pocket expenses.

Share Ownership and Voting

     Only holders of common stock of record at the close of business on June 22, 1999, the record date as fixed by the Board of Directors, are entitled to vote at the meeting. At the record date, approximately 7,990,060 shares of the Company's common stock were issued and outstanding, and held by approximately 3,100 stockholders of record, and there were approximately 3,700 shareholders whose shares are held in "street" or "nominee" names.

     Each share of common stock outstanding on the record date is entitled to vote. A majority of the shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting. Except to the extent that a stockholder withholds votes for the nominees, the proxy holders named in the accompanying form of proxy, in their sole discretion, will vote such proxy for the election of the nominees listed below as directors of the Company.

     An affirmative vote of a majority of the shares of common stock present and voting at the meeting is required for approval of all items being submitted to the stockholders for their consideration. An automated system administered by the Company's transfer agent tabulates stockholder votes. Under the Company's bylaws and Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact in the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. American Securities Transfer & Trust, Inc. ("AST"), the transfer agent and registrar for the common stock, has been approved by the Board of Directors to serve as Inspector of Election at the Annual Meeting. All proxies and ballots delivered to AST shall be kept confidential by AST.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of common stock of the Company as of June 22, 1999, by (a) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (b) each of the named executive officers of the Company referred to below under "EXECUTIVE COMPENSATION AND OTHER INFORMATION"; (c) each director of the Company; and (d) all directors and executive officers as a group. Except as otherwise indicated, the address of each holder identified below is in care of the Company, 1538 Turnpike Street, North Andover, MA, 01845.

                                       Number of Shares           Approximate
Name                                 Beneficially Owned (1)      Percent Owned
----                                 ----------------------      -------------

Larry S. Jordan                           436,550 (2)                 5.3%
C. Shannon Dingus                         384,955 (3)                 4.7%
Larry W. Dingus                           379,753 (4)                 4.7%
Ronald R. Maas                            271,260 (5)                 3.4%
Kenneth C. Welch III                      253,574 (6)                 3.2%
Pierre A. Narath                          130,000 (7)                 1.6%
Jason K. Raza                                   -                     -
Calvin Leong                                    -                     -

All Directors and Executive Officers
as a Group (6 individuals)              1,034,587 (8)                12.5%

(1) Except as indicated in the footnotes to this table, the stockholders named in the table are known to the Company to have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Excludes options that are not exercisable within 60 days of the date of this Proxy Statement. As of June 22, 1999, an aggregate of 7,990,060 shares of common stock were outstanding.
(2)  Includes options to purchase 228,550 shares that currently are exercisable.
(3) Includes options to purchase 158,737 shares that currently are exercisable. Does not include 232,370 shares of common stock or 147,383 shares of common stock issuable pursuant to currently exercisable options that are beneficially owned by Larry W. Dingus (husband), with respect to which Ms. Dingus disclaims beneficial ownership.
(4) Includes options to purchase 147,383 shares that currently are exercisable. Does not include 226,218 shares of common stock or 158,737 shares issuable pursuant to currently exercisable options that are beneficially owned by C. Shannon Dingus (wife), with respect to which Mr. Dingus disclaims beneficial ownership.
(5)  Includes  options to purchase 96,350 shares that currently are exercisable.
(6)  Includes  options to purchase 67,000 shares that currently are exercisable.
(7)  Includes options to purchase 5,000 shares that currently are exercisable.
(8) Includes officers' and directors' shares listed above, but does not include 2,680,000 shares issuable to Mr. Narath or 670,000 shares issuable to Mr. Raza in payment of the balance of the Unicore purchase price. Assuming that 3,350,000 shares of the Company's Common Stock are issued in payment of the balance of the Unicore purchase price, a total of 11,340,060 shares would then be outstanding, of which Mr. Narath would own beneficially 2,810,000 shares, or approximately 24.8%, and Mr. Raza would own beneficially 670,000 shares, or approximately 5.9%.

                                 PROPOSAL NO. 1
                                 --------------

                              ELECTION OF DIRECTORS

     A board of four directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR all four of the nominees to the Board of Directors named below. Each of the nominees is a current member of the Company's Board of Directors. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the proxy holders to fill such vacancy. However, it is not expected that any nominee will be unable or will decline to serve as a director. If a nomination is made to elect an individual to the vacant position on the Board, the proxy holders will propose a nominee to fill such position and vote all proxies received by them. If stockholders nominate persons other than the Company's nominees for election as directors, the proxy holders will vote all proxies received by them. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until the director's successor has been elected.

     The Company's Board of Directors recommends that stockholders vote FOR the nominees listed below:
                                                                        Director
Name of Nominee          Age     Principal Occupation                    Since
---------------          ---     --------------------                    -----


Pierre A. Narath......    35     Chief Executive Officer and President    1998

Larry W. Dingus.......    55     Chairman of InfoQuest Foundation         1982

Ronald R. Maas.......     53     Executive Vice President and Secretary   1993

Kenneth C. Welch III..    41     Independent Software Consultant          1993


Business Experience of Nominees for Election as Directors

     Pierre Narath has served as President and Chief Executive Officer since January 1999 and as a Director since July 1998. Mr. Narath served as Vice President of Award Software International, Inc. ("Award") and President of Unicore Software, Inc. ("Unicore") since May 1997. From February 1990 to May 1997, Mr. Narath founded and served as President of Unicore Software, Inc.

     Larry W. Dingus served as Chairman of the Company's Board of Directors from 1982 to June 1998 and from December 1998 to the present. Mr. Dingus has also served as Secretary of the Company from 1989 to 1995, and as Chief Executive Officer of the Company from 1982 to 1989.

     Ronald R. Maas served as Chief Financial Officer of the Company from 1991 to March 1999, and has served as Executive Vice President and as a director of the Company since 1993. Mr. Maas has also served as the Corporate Secretary since 1995.

     Kenneth C. Welch III has served as a director of the Company since 1993. From 1985 to the present he has worked as an independent software consultant and runs NewsReader.Com in the Washington, D.C. area. From 1982 to 1985 he served as the Company's Vice President of Development and served as a director of the Company from 1982 to 1986.

Executive Officers

     The following table sets forth the name, age and position with the Company of each of the executive officers of the Company. The executive officers serve at the pleasure of the Board of Directors of the Company, subject to the terms of employment agreements with said officers. Biographical information with respect to Messrs. Narath and Maas is set forth under the caption "ELECTION OF DIRECTORS" above.

Name                      Age           Position
----                      ---           --------

Pierre A. Narath          35            President and Chief Executive Officer

Ronald R. Maas            53            Executive Vice President and Secretary

Calvin Leong              39            Chief Financial Officer

Jason K. Raza             37            Vice President


     Jason Raza has served as Vice President of Unicore since 1997, and has served as Vice President of the Company since March 11, 1999.

     Calvin Leong was elected to the position of Chief Financial Officer of the Company on March 31, 1999. Mr. Leong served as Divisional Controller at Phoenix Technologies Ltd. from September 1998 to January 1999, and as Manager of Financial Planning and Analysis for Award from December 1994 to September 1998.

Board of Director Meetings and Committees

     During 1998, the Company's Board of Directors held eleven regular meetings and otherwise took action by written consent.

     The Board has established an Audit Committee, comprised of three directors, Mr. Dingus, Mr. Welch, and Mr. Maas, the majority of whom are non-employees. The Audit Committee meets to consult with the Company's independent auditors concerning their engagement and audit plan. Thereafter the committee provides consultation regarding the auditors' report and management letter, and, with the assistance of the independent auditors, also monitors the adequacy of the Company's internal accounting controls.

     The Board of Directors meets as a committee of the whole to nominate the individuals to be proposed by the Board of Directors for election as directors of the Company, and has no separate nominating committee.

Compensation of Directors

     Each non-employee director is paid an annual retainer of $12,000, or the equivalent in an auto allowance. The Company pays the expenses incurred by its non-employee directors in attending Board meetings. In January 1998, the Company issued a 10-year option to purchase 10,000 shares of common stock, at an exercise price of $1.72 per share, with a four-year vesting schedule, to Mr. Dingus for serving on the Company's Board of Directors. In October 1998, the Company issued a 10-year option to purchase 20,000 shares of common stock, at an exercise price of $.69 per share, with a four-year vesting schedule, to Mr. Narath for serving on the Company's Board of Directors. In December 1998, the Company issued a 10-year option to purchase 10,000 shares of common stock, at an exercise price of $1.00 per share, with a two-year vesting schedule, to Mr. Welch for serving on the Company's Board of Directors. No additional compensation is paid to any of the employee directors.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning compensation paid or accrued by the Company to the Company's Chief Executive Officer and the other executive officer of the Company whose combined annual salary and bonus exceed $100,000 (determined as of December 31, 1998) (referred to herein as the "named executive officers") for the fiscal years ended December 31, 1998, 1997 and 1996:

                                                                   Other      Restricted
Name &                                                             Annual       Stock                                 All Other
Principal                                                         Compen-       Awards      Options/       LTIP        Compen-
Position              Year     Salary ($)       Bonus ($)         sation ($)      ($)        SAR (#)      Payouts      sation
--------------------------------------------------------------------------------------------------------------------------------

P.A. Narath           1998           N/A              N/A            N/A         N/A         20,000         N/A          N/A
Chief Executive       1997           N/A              N/A            N/A         N/A            0           N/A          N/A
Officer, President    1996           N/A              N/A            N/A         N/A            0           N/A          N/A
and Director

R. R. Maas            1998       101,149               0              0           0             0            0            0
Exec. V. P. and       1997        93,570               0              0           0          45,400          0            0
Director              1996        95,141               0          20,024 (1)      0             0            0            0


(1)  Represents income recognized upon the exercise of 8,467 stock purchase warrants in July 1996.

     The foregoing table does not include $257,765 in 1998 and $169,167 in 1997 paid to Larry S. Jordan, who served as the President and Chief Executive Officer of the Company until he resigned in June 1998, nor $242,502 paid to Kenneth S. Forbes, who became the Company's President and Chief Executive Officer in August 1998 and held those offices until his resignation in December 1998.

Option Grants in Last Fiscal Year

     The Company did not grant stock appreciation rights in 1998 to any of the executive officers named above. Grants of stock options to the named executive officers in 1998 are summarized in the following table.

                  Number of Securities        % of Total Options           Avg.
                   Underlying Options        Granted to Employees       Exercise       Expiration
Name                    Granted                   in 1998                 Price           Date
----                    -------                   -------                 -----           ----

P. A. Narath             20,000                    2.90%                  $0.69           2008

Aggregated Option Exercises in 1998 and Option Values as of December 31, 1998

     No options were exercised in 1998 by any of the named executive officers. The value of unexercised options at December 31, 1998, for each of the executive officers named above are as follows:

                                                                  Number of               Value of
                                                                 Unexercised            Unexercised
                                                               Options/SARs at          In-the-Money
                                                                 12/31/98 (#)         Options/SARs at
                         Shares                                                         12/31/98 ($)
                      Acquired on            Value            Exercisable (1) /      Exercisable (1) /
Name                  Exercise (#)        Realized ($)        Unexercisable (2)      Unexercisable (2)
----------------------------------------------------------------------------------------------------------

P. A. Narath                   0                  0                20,000 (2)                $1,800 (2)


R. R. Maas                     0                  0                91,350 (1)               $28,000 (1)

                                                                   34,050 (2)                    $0 (2)

     The value of unexercised in-the-money options is determined by using the difference between the exercise price and the average bid price for a share of the Company's Common Stock on December 31, 1998, which was $0.78.


Employment Agreements

     In connection with the acquisition of Unicore, the Company entered into three-year employment agreements with each of Pierre A. Narath and Jason K. Raza. For a further description of these employment agreements, see Proposal No. 2 below.

     The Company has also entered into a one-year agreement with Mr. Maas, which automatically renews, on January 1 of each year unless either party gives notice by December 1. Under this agreement, Mr. Maas is entitled to receive an annual base salary determined by the Board of Directors, which for the year ending December 31, 1999 has been set at $90,700. This agreement provides that, upon termination of employment with the Company for any reason other than cause, Mr. Maas will continue to receive compensation at the level in effect on the date of termination of employment for the remainder of the contract or nine months, whichever is longer. Mr. Maas is also eligible to receive stock option grants and bonuses as determined by the Company's Board of Directors.


Certain Relationships and Related Transactions

     On June 10, 1998, in connection with a corporate restructuring that resulted in charges of $778,000 included in the Company's second quarter reported loss of $1,960,000, Larry S. Jordan resigned the office of President and Chief Executive Officer of the Corporation. Mr. Jordan served as the President and Chief Executive Officer of the Company and as a member of the Company's Board of Directors from 1996 until his resignation. As part of these restructuring charges, Mr. Jordan was paid $15,000 per month through March 1999 according to the employment contract in force at that time, and received a severance payment in the amount of $300,000.

     On December 31, 1998, Kenneth S. Forbes resigned the office of President and Chief Executive Officer of the Corporation. Included in the restructuring charges of the fourth quarter of 1998 is a severance payment to Mr. Forbes in the amount of $161,000. Mr. Forbes was also granted an extension until December 31, 1999 to exercise a vested option for 20,000 shares.

     On June 19, 1998, the Company entered into a Source Code License and Binary Code Distribution Agreement (the "Award Agreement") with Award, pursuant to which the Company agreed to pay Award fees according to a specified schedule for access to and distribution rights regarding certain proprietary computer software products and related user's manuals, with a minimum annual fee of $200,000 per year. As a consequence of the Company's acquisition of Unicore, the Award Agreement is no longer in effect. Pierre A. Narath held the office of Vice President of Award, and was President of its subsidiary, Unicore, at the time that the Award Agreement was entered into and subsequently became a director of the Company on July 1, 1998.

     For information concerning employment agreements with and stock options granted to executive officers and directors of the Company, see "Election of Directors - Compensation of Directors" and "Executive Compensation and Other Information" above.

     Mr. Dingus and Ms. Dingus are husband and wife.

     For a description of the terms and conditions upon which the Company acquired all of the issued and outstanding capital stock of Unicore from Messrs. Narath and Raza, see Proposal No. 2 below.

     See Proposal No. 2 below for a description of the employment agreements between the Company and each of Messrs. Narath and Raza.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of the Company's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Management believes that all such individuals were in compliance with Section 16(a) at December 31, 1998.

                                 PROPOSAL NO. 2

            APPROVAL OF ISSUANCE OF 3,350,000 SHARES OF COMMON STOCK AS PAYMENT OF THE BALANCE OF THE PURCHASE PRICE OF UNICORE

Background

     Effective as of the close of business on March 8, 1999, TouchStone Software Corporation (the "Company") acquired all of the issued and outstanding capital stock of Unicore Software, Inc., a Massachusetts corporation ("Unicore"). At the time of the acquisition, Unicore was privately owned by Pierre A. Narath, the Company's President and Chief Executive Officer and a member of the Company's Board of Directors, and Jason K. Raza, who became a Vice President of the Company in connection with the acquisition. Unicore is a provider of system management software, including BIOS upgrades, PC Diagnostics and Year 2000
Solutions, whose customers consist of Fortune 500 corporations, government agencies, and educational and financial institutions. The original Unicore was founded by Mr. Narath in 1989, and sold to Award Software International, Inc. ("Award") in 1997. On October 27, 1998, following the merger of Award with and into Phoenix Technologies Ltd. ("Phoenix"), Messrs. Narath and Raza formed Unicore as a new Massachusetts corporation and used it to purchase all of the assets of the original Unicore from Phoenix.

     Pursuant to the terms and conditions of a definitive Agreement and Plan of Acquisition (the "Acquisition Agreement"), the acquisition of Unicore was accomplished through the merger of Unicore with and into a newly-formed and wholly-owned subsidiary of the Company, whose corporate name was changed to Unicore Software, Inc. Immediately prior to the acquisition, the Company contributed all of the assets, products and operations of its personal computer diagnostic software business to this newly-formed corporation. As a consequence, since the closing of the Unicore acquisition the Company has served as a holding company with a single, wholly-owned subsidiary that currently conducts the business and activities that previously were separately conducted by both the Company and Unicore. The acquisition is being accounted for as a purchase by the Company.

     The acquisition of Unicore by the Company was publicly announced on March 10, 1999, and reported in the Company's Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on March 19, 1999, and amended on May 24, 1998. The 1998 Annual Report to Stockholders, which accompanies this Proxy Statement, contains the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 and the Company's Current Report on Form 8-K/A which provides audited financials of Unicore and certain pro forma combined financial information regarding the Company and Unicore. The 1998 Annual Report to Stockholders also contains additional information concerning Unicore, its products and operations, and its financial condition and recent financial results. The Company's audited financial statements included in the Annual Report on Form 10-KSB for the year ended December 31, 1998, together with the audited financial statements of Unciore and the pro forma combined financial information included in the Current Report on Form 8-K/A, are incorporated herein by this reference.

Terms of the Acquisition

     Pursuant to the Acquisition Agreement, the former shareholders of Unicore received a total of $1,205,000 in cash at the closing as a consequence of the Merger. In addition, the former shareholders of Unicore are entitled to receive an aggregate of 3,350,000 shares of the Company's Common Stock as payment of the balance of the Unicore purchase price, assuming that the stockholders of the Company approve the issuance thereof at the Annual Meeting. See "Payment of the Balance of the Purchase Price" below.

     In connection with the acquisition, each of Messrs. Narath and Raza entered into a three-year employment agreement with the Company, and each was granted "piggy-back" registration rights with respect to any and all shares of the Company's Common Stock owned by them, including any shares issued in payment of the balance of the purchase price. Additionally, the Company deposited the sum of $620,000 in cash with Lawrence Savings Bank of Massachusetts, in order to obtain the release of Mr. Narath from his personal guarantee of approximately $620,000 of indebtedness owed by Unicore to Lawrence Savings Bank that was incurred in connection with the purchase of Unicore from Phoenix.

     Under the terms of his employment agreement, Mr. Narath is to serve as the President and Chief Executive Officer of the Company, and as a member of its Board of Directors, and as the President, Chief Executive Officer and a director of Unicore which currently operates as a wholly-owned subsidiary of the Company. The employment agreement has an initial term of three years commencing March 1, 1999, and will automatically renew for an additional one-year period on each March 1 unless terminated by either party on six months prior written notice. For the year ending December 31, 1999, Mr. Narath is to be paid a base salary of $200,000, with his base salary to increase to $210,000 for the year ending December 31, 2000 and to $225,000 for the year ending December 31, 2001. In addition to this base salary, Mr. Narath is to be paid a bonus equal to 3.5% of all consolidated net sales in excess of $6,000,000 generated by the Company during the year ending December 31, 1999, plus such other bonuses as the Company's Board of Directors may determine. Mr. Narath's employment agreement also provides that he is entitled to receive certain specified supplemental health and life insurance and all costs of a motor vehicle to be selected by him, in addition to reimbursement for all of his reasonable business expenses, and to participate in all of the Company's existing benefit plans.

     Should his employment with the Company be terminated for any reason other than "cause" as defined therein, Mr. Narath would be entitled to receive, in one payment, an amount equal to one year's base salary at the level then in effect, plus an amount equal to any bonuses earned during the previous calendar year. However, if Mr. Narath's employment is terminated for any reason within one year following a specified change in control of the Company which is not approved by the Company's Board of Directors, with Mr. Narath voting in favor thereof, the Company would be obligated to pay Mr. Narath, in one payment, an amount equal to 200% of one year's salary at the level then in effect, plus 200% of any bonuses earned during the previous calendar year and an additional amount equal to all taxes payable by Mr. Narath on the full amount of such payment. In the event that there is a change in control of the Company which has been approved by the Company's Board of Directors, with Mr. Narath voting in favor thereof, he would nevertheless be entitled to terminate his employment agreement for "good cause" if his duties were substantially diminished within 12 months thereafter, in which case the Company would be obligated to pay him, in one payment, an amount equal to one year's base salary at the level then in effect, plus an amount equal to any bonuses earned during the previous calendar year.

     Mr. Rasa's employment agreement provides that he is to be employed as a Vice President of both the Company and the operating subsidiary for a three-year period commencing March 1, 1999, subject to the same provision for additional one-year extensions. During each year of the initial term, Mr. Raza is to be paid a base salary of not less than $110,000 and shall be entitled to receive such bonuses as the Company's Board of Directors may determine. In the event that his employment with the Company is terminated for any reason other than "cause" as defined therein, Mr. Raza would be entitled to receive, in one payment, an amount equal to one year's base salary at the level then in effect, plus an amount equal to any bonuses earned during the previous calendar year.

Payment of the Balance of the Purchase Price

     At the closing of the acquisition of Unicore by the Company, the former shareholders of Unicore, Messrs. Narath and Raza, received an aggregate of $1,205,000 in cash. The balance of the purchase price is to be paid through the issuance of an aggregate of 3,350,000 shares of the Company's Common Stock immediately following the Annual Meeting. On March 8, 1999, the effective date of the acquisition, the closing price for a share of the Company's Common Stock on The Nasdaq National Market was $0.69. However, because of the number of shares to be issued and the fact that the primary recipient thereof, Mr. Narath, is a director and the President and Chief Executive Officer of the Company, the corporate governance rules for continued listing of the Company's Common Stock on The Nasdaq National Market require that the Company obtain stockholder approval of the issuance of these shares. Consequently, the Acquisition Agreement provides that the payment of the balance of the purchase price be deferred until after the upcoming Annual Meeting, in order to afford the stockholders of the Company with the opportunity to consider and vote upon a proposal to approve the issuance of shares of the Company's Common Stock in payment therefor.

     At the Annual Meeting, the Company's stockholders will be asked to approve the issuance of 3,350,000 shares of the authorized but previously unissued shares of the Company's Common Stock, which would be delivered to the former shareholders of Unicore in payment of the balance of the purchase price for Unicore. In the event that the stockholders of the Company do not approve the issuance of these 3,350,000 shares of Common Stock at the Annual Meeting, the Acquisition Agreement provides that the balance of the Unicore purchase price be paid with $3,350,000 in cash. In order to secure, in part, the obligation of the Company to pay the balance of the purchase price, the Company deposited the sum of $2,000,000 in cash into an interest-bearing escrow at the time of closing of the Unicore acquisition.

     Approval of the issuance of 3,350,000 shares of the Company's Common Stock in payment of the balance of the Unicore purchase price is not required by Delaware law. Consequently, the Company would have the corporate power and authority to issue and deliver these shares to the former shareholders of Unicore even if the Company's stockholders declined to approve the issuance thereof at the Annual Meeting. Under certain circumstances specified in the Acquisition Agreement, the former shareholders of Unicore would have the right to insist that the balance of the purchase price be paid through issuance and delivery of 3,350,000 shares of the Company's Common Stock, rather than in cash, even if the issuance of these shares is not approved at the Annual Meeting. This right would arise in the event that the closing price for a share of the Company's Common Stock on The Nasdaq National Market has exceeded $1.00 at any time following the effective date of the Acquisition Agreement and the date of the Annual Meeting. Should the former shareholders of Unicore exercise their right to receive shares of the Company's Common Stock in lieu of cash under these circumstances, the continued listing of the Company's Common Stock on The Nasdaq National Market could be jeopardized since the shares would be issued without stockholder approval.

     Subsequent to the consummation of the acquisition, the Company was notified by Nasdaq that, in the opinion of Nasdaq, the right of the former stockholders of Unicore to insist on receiving shares of the Company's Common Stock as payment of the balance of the Unicore purchase price, even if the Company's stockholders declined to approve the issuance thereof, violates the corporate governance requirements for continued listing of the Company's Common Stock on The Nasdaq National Market. In response, Messrs. Narath and Raza have agreed to waive the right to require the Company to issue shares of its Common Stock in payment of the balance of the Unicore purchase price despite the failure of the Company's stockholders to approve the issuance thereof, provided that the Company pays them the greater of (i) the aggregate fair market value of 3,350,000 shares of the Company's Common Stock, or (ii) $3,350,000. For these purposes, the aggregate fair market value of 3,350,000 shares of the Company's Common Stock would be determined by multiplying the weighted average closing price for a share of the Company's Common Stock over the 20-day trading period immediately preceding the date of the Annual Meeting by the 3,350,000 shares that otherwise would have been issuable. Based upon the weighted average closing price for a share of the Company's Common Stock on The Nasdaq National Market over the 20 day trading period ending on May 28, 1999, the day before this Proxy Statement was filed with the Securities and Exchange Commission, if the Annual Meeting had been held on June 1, 1999 and the Company's stockholders had declined to approve the issuance of 3,350,000 shares of the Company's Common Stock as payment of the balance of the Unicore purchase price, the former shareholders of Unicore would have been entitled to receive an aggregate of $3,724,607 in cash as the fair market value of the shares not issued to them.

     Even though the Acquisition Agreement provided for the payment of cash as a possible alternative to the issuance of stock in payment of the balance of the Unicore purchase price, it was and continues to be the intention of all parties that the balance of the purchase price for Unicore be paid through the issuance and delivery of an aggregate of 3,350,000 shares of the Company's Common Stock. The Company's Board of Directors believes that payment of the balance of the purchase price in shares of Common Stock will best serve the Company's long term strategic objectives. The former Unicore shareholders are now the primary executive officers of the Company with responsibilities for charting the Company's future. Payment in shares rather than cash will provide Messrs. Narath and Raza with significant equity incentives to build value for themselves and all of the Company's other stockholders, and will enable the Company to devote its cash resources to developing and marketing new products.

     The Company's Board of Directors also believes that the balance of the purchase price for Unicore should be paid in shares of the Company's Common Stock in order to preserve the Company's cash resources to finance the expansion of the combined operations of Unicore following the acquisition. In order to secure, in part, the obligation of the Company to pay the balance of the purchase price, the Company deposited the sum of $2,000,000 in cash into an interest-bearing escrow at the time of closing of the Unicore acquisition. As of March 15, 1999, after payment of the $1,205,000 cash portion of the Unicore purchase price and the deposit of this additional $2,000,000, the Company had cash and cash investments totaling $6,396,000. Included in this sum is the $620,000, which has been pledged to a Lawrence Savings Bank as described above. In addition, the availability of a significant amount of cash is expected to enhance the Company's ability to grow through one or more acquisitions of complementary companies or product lines.

     Accordingly, the Company's Board of Directors has unanimously recommended that the stockholders of the Company vote in favor of Proposal 2. Approval of the proposal to issue these 3,350,000 shares of the Company's Common Stock in payment of the balance of the Unicore purchase price will require the affirmative vote of the holders of a majority of the shares of Common Stock voting on the Proposal at the Annual Meeting. Each of the executive officers and directors of the Company, including Mr. Narath, has indicated the intention to vote all of the shares of the Company's Common Stock over which such individual has voting control in favor of the issuance of 3,350,000 shares of the Company's Common Stock in payment of the balance of the purchase price for Unicore.


                              INDEPENDENT AUDITORS

     Selection of the independent auditors will be made by the Board of Directors upon consultation with the Audit Committee. The Company's independent auditors for the fiscal year ended December 31, 1998 were Deloitte & Touche LLP. The Board of directors will vote upon the selection of auditors for the current fiscal year at a future Board meeting. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                 STOCKHOLDERS PROPOSALS FOR 2000 ANNUAL MEETING

     Proposals to be presented by stockholders of the Company at the 2000 Annual Meeting must be received by the Company at its principal executive office not less than 30 days nor more than 60 days prior to the scheduled date of the meeting (or, if less than 40 days' notice or prior public disclosure of the date of the meeting is given, the 10th day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made) to be considered for inclusion in the proxy statement and form of proxy relating to the 2000 Annual Meeting of Stockholders.

     Under Rule 14a-8 adopted by the Commission under the Exchange Act, proposals of stockholders must conform to certain requirements as to form and may be omitted from the proxy statement and proxy under certain circumstances. In order to avoid unnecessary expenditures of time and money by stockholders, stockholders are urged to review this rule and, if questions arise, to consult legal counsel prior to submitting a proposal.

                                  ANNUAL REPORT

     The Company's 1998 Annual Report to Stockholders is being mailed to all of the Company's stockholders with this Proxy Statement. The Annual Report to Stockholders includes the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, as well as the Company's Current Report on Form
8-K which was filed on March 22, 1999 and the Company's Current Report on Form 8-K/A which was filed with the Securities and Exchange Commission on May 24, 1999 which contains audited financial statements of Unicore and certain pro forma combined financial information, both without exhibits filed therewith. Except to the extent otherwise specifically provided herein, these documents are not incorporated into this Proxy Statement and are not considered proxy-soliciting material. Copies of the Annual Report to Stockholders are also available without charge to any stockholder entitled to notice of and to vote at the Annual Meeting, by contacting the Company at (978) 686-6468.

                                  OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote the shares represented by proxy as the Board of Directors may recommend or as the proxy holders, acting in their sole discretion may determine.

                                       By Order of the Board of Directors

                                       Larry W. Dingus
                                       Chairman of the Board of Directors

 Dated:  July  8, 1999

PROXY                    TOUCHSTONE SOFTWARE CORPORATION                   PROXY
                       1999 ANNUAL MEETING OF SHAREHOLDERS
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         The undersigned shareholder of TouchStone Software Corporation hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for the 1999 Annual Meeting of Shareholders of TouchStone Software Corporation to be held on July 30, 1999 and hereby appoints Larry W. Dingus and Ronald R. Maas and each of them, proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at such meeting and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO.1 AND FOR PRPOSAL NO.2.

1.       Election of Directors    (check one box only)

[ ]FOR all nominees listed below (except as marked to the contrary below) [ ]WITHHOLD AUTHORITY to vote for all nominees listed below

   Pierre A. Narath, Larry W. Dingus, Ronald R. Maas and Kenneth C. Welch III.

(INSTRUCTION: To withhold authority to vote for any individual nominee, check the "FOR" box above and write that nominee's name on the space provided below.)

      --------------------------------------------------------------------
2. Proposal to approve the issuance of 3,350,000 shares of the Company's Common Stock as payment of the balance of the purchase price payable by the Company in connection with the Company's March 8, 1999 acquisition of Unicore Software, Inc.

                     [  ]FOR   [  ] AGAINST   [  ] ABSTAIN

(To Be Completed and Signed on the Other Side.)

3. In their discretion, the proxies are authorized to vote for the election of such substitute nominee(s) as such proxies may select in the event that one or more of the nominees named in Item 1 above becomes unable to serve, and upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The submission of this proxy if properly executed revokes all prior proxies given by the undersigned.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposal No. 1 and FOR Proposal No. 2.

     Please sign exactly as name appears on this card.

     When shares are held by joint tenants, both should sign.

     When signing as attorney, executor, administrator or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   Dated ______________________________ , 1999


                                   _____________________________________________
                                   (Signature of stockholder)


                                   _____________________________________________
                                   (Signature of stockholder if held jointly)

Note:   Please  sign,  date  and  mail  this  proxy  promptly  in  the  enclosed postage-paid envelope.